SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 17, 2002 (January 13, 2002)

NEXTEL COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19656	36-3939651
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Edmund Halley Drive, Reston, Virginia (Address of principal executive offices)	20191 (Zip Code)

Registrant’s telephone number, including area code:	(703) 433-4000

(Former name or former address, if changed since last report)

Item 5.     Other Events.

On January 13, 2002, Nextel Communications, Inc. and IBM agreed to a strategic alliance covering the development, marketing, and deployment of mobile e-business solutions to enterprise customers in the U.S., as well as an eight-year, $1.2 billion customer relationship management outsourcing initiative to manage and enhance Nextel’s customer care capabilities. These agreements are expected to reduce Nextel’s future costs by more than $1 billion over the eight-year term and enhance Nextel’s revenues through the deployment of new wireless data services. IBM has chosen TeleTech to manage Nextel’s six customer relationship centers. These operations currently employ approximately 4,500 professionals who handle customer service and retention. The transition of these centers will occur during the first quarter of 2002.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this 8-K that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters and subject areas. We have attempted to identify in context certain of the factors that we currently believe may cause actual future experience and results to differ from current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the realization of anticipated cost savings and incremental revenue, the ability to effectively transition our customer care operations while maintaining our level of customer care, negotiation and execution of definitive agreements, the successful performance of new technologies, including data applications, timely development and delivery of these new technologies, economic conditions in currently existing and targeted markets, competitive conditions, market acceptance of new services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in reports filed with the SEC by IBM, Nextel and TeleTech, including each of their annual reports on Form 10-K and their subsequent quarterly filings on Form 10-Q.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL COMMUNICATIONS, INC.

Date: January 17, 2002	By:	/s/ LEONARD J. KENNEDY

Leonard J. Kennedy
Senior Vice President and General Counsel